Exhibit 99

4832 Grand Avenue
Duluth, MN 55807 USA
Phone: (218) 628-2217
Fax: (218) 628-3245
Email: info@ikonics.com
Website: www.ikonics.com

News Contact:	Glenn Sandgren	For Immediate Release
	CEO	February 20, 2020
(218) 628-2217

IKONICS ANNOUNCES 2019 RESULTS

DULUTH, MN - IKONICS Corporation (NASDAQ:IKNX), a Duluth-based imaging technology company, announced 2019 and fourth quarter financial results. IKONICS had 2019 revenue of $17,619,000, down 3.3% from the prior year. Earnings fell from $139,000, or $0.07 per diluted share in 2018 to a loss of $814,000, or $0.41 per diluted share in 2019. Fourth quarter sales were $4,963,000, up 2.2% over the same quarter in 2018 with a 2019 fourth quarter net loss of $80,000, or $0.04 per diluted share, versus a profit of $150,000, or $0.08 per diluted share in 2018.

Glenn Sandgren, IKONICS’ new CEO said, “Our 2019 results were significantly impacted by a perfect storm of negative factors including extended cold weather-related events, tariffs, and weak customer demand in key business units. The company did see an improving business environment in the fourth quarter, but a less favorable product mix resulted in a small quarterly loss.”

Sandgren concluded, “Excluding one-time first quarter 2020 executive transition costs, 2020 looks far more promising, as we have several exciting new prospects. Our IKONART® craft product will be fully ramped, and interest remains strong. The aerospace unit has multiple new opportunities, and our screen printing division’s revised commercial and manufacturing strategy should drive improved results as well. With these prospects, as well as tight cost control, I see 2020 as a year where IKONICS will transition back toward profitability.”

This press release contains forward-looking statements regarding sales, gross profits, net earnings, balance sheet position, new products, new business initiatives, customer behavior and market trends that involve risks and uncertainties. The Company's actual results could differ materially as a result of domestic and global economic conditions, downturns in the aerospace or automotive industries, unexpected production delays by customers using the Company’s products, competitive market conditions, changes in consumer preferences, inability to commercialize technologies the Company is developing on the anticipated timeline or at all, acceptance of new products the Company offers, introduction of new products or technologies by competitors, unexpected capital expenditure requirements, delays in completing planned expansions, the ability to control operating costs without impacting growth as well as the factors described in the Company's Forms 10-K, and 10-Q, and other reports on file with the SEC.

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NASDAQ Listed: IKNX

IKONICS Corporation
CONDENSED STATEMENTS OF OPERATIONS
For the Three and Twelve Months Ended December 31, 2019 and 2018

	Three Months Ended		Twelve Months Ended
	12/31/19	12/31/18	12/31/19	12/31/18
	(unaudited)	(unaudited)	(unaudited)
Net sales	$4,963,097	$4,856,640	$17,618,559	$18,213,653

Cost of goods sold	3,415,517	3,154,166	12,221,370	11,959,626

Gross profit	1,547,580	1,702,474	5,397,189	6,254,027

Operating expenses	1,617,862	1,510,954	6,353,865	6,028,208

(Loss) income from operations	(70,282)	191,520	(956,676)	225,819

Interest expense	(22,469)	(23,543)	(90,058)	(90,583)

Other Income	11,454	15,243	61,176	50,229

(Loss) income before income taxes	(81,297)	183,220	(985,558)	185,465

Income tax (benefit) expense	(1,225)	33,601	(172,000)	46,000

Net (loss) income	$(80,072)	$149,619	$(813,558)	$139,465

(Loss) Income per common share-basic and diluted	$(0.04)	$0.08	$(0.41)	$0.07

Average diluted shares outstanding	1,976,354	1,983,553	1,980,253	1,983,553

CONDENSED BALANCE SHEETS
As of December 31, 2019 and 2018

	12/31/2019	12/31/2018
	(unaudited)
Assets
Current assets	$8,692,188	$8,958,070
Property, plant, and equipment, net	7,915,984	8,084,742
Intangible assets, net	271,369	376,406
	$16,879,541	$17,419,218
Liabilities and Stockholders' Equity
Current liabilities	$1,934,486	$1,303,531
Long-term debt	2,688,357	2,821,657
Deferred income taxes	—	183,000
Stockholders' equity	12,256,698	13,111,030
	$16,879,541	$17,419,218

CONDENSED STATEMENTS OF CASH FLOWS
For the Twelve Months Ended December 31, 2019 and 2018

	12/31/2019	12/31/2018
	(unaudited)
Net cash (used in) provided by operating activities	$(477,031)	$1,224,765
Net cash provided by (used in) investing activities	7,578	(393,115)
Net cash used in financing activities	(190,035)	(138,213)

Net (decrease) increase in cash and cash equivalents	(659,488)	693,437
Cash and cash equivalents at beginning of period	1,623,137	929,700

Cash and cash equivalents at end of period	$963,649	$1,623,137